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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                           (Amendment No.  1   )*
                                          ____

                              Saville Systems PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

  American Depository Shares, representing Ordinary Shares, $0.0025 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                805174 10 9
                ----------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 7 PAGES

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David P. Mixer
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               1,281,099

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                1,281,099

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,281,099

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark Kington
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             453,599
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                453,599

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         453,599

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         2.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Columbia Saville Investors, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

         N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Columbia Saville Ireland Investors, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

         NA
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         0

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark Warner
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             1,308,600
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                1,308,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,308,600

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Murray, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                             1,281,100
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                1,281,100

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,281,100

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ---------------------
  CUSIP NO. 805174 10 9                  13G                PAGE 2 OF 7 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert B. Blow
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
         Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

         United States Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               1,203,718

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                1,203,718

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
         1,203,718

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
         IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 805174 10 9              13G                Page 3 of 7 Pages


Item 1(a).     Name of Issuer:
----------     ---------------
               Saville Systems PLC (the "Company")

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------
               IDA Business Park
               Dangan
               Galway, Ireland

Item 2(a).     Name of Person Filing:
----------     ----------------------
               Columbia Saville Investors, L.P.
               Columbia Saville Ireland Investors, L.P.
               Robert B. Blow
               Mark Kington
               David P. Mixer
               James B. Murray, Jr.
               Mark Warner

Item 2(b).     Address of Principal Business Office or, if none, Residence:
----------     ------------------------------------------------------------
               c/o Columbia Capital Corporation
               201 N. Union Street
               Alexandria, VA 22314

Item 2(c).     Citizenship.
----------     ------------
               Columbia Saville Investors, L.P. is a Delaware
                  Limited Partnership

               Columbia Saville Ireland Investors, L.P. is a
                  Delaware Limited Partnership

               Messrs. Blow, Kington, Mixer, Murray and Warner are
                  each United States citizens


Item 2(d).     Title of Class of Securities:
----------     -----------------------------
               Ordinary Shares, $.0025 par value

Item 2(e).     CUSIP Number:
----------     -------------
               805174 10 9

 CUSIP NO. 805174 10 9             13G                  Page 4 of 7 Pages






Item 3.        Status if filed pursuant to
-------        ---------------------------
               Rules 13d-1(b) or 13d-2(b):
               ---------------------------

               Not Applicable.


Item 4.        Ownership:
-------        ----------
               (a)  Amount Beneficially Owned by Reporting Person,

               (b)  Percent of Class, and

               (c) Number of Shares as to which Reporting Person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or to direct the vote,
                    (iii) sole power to dispose or to direct the disposition of and (iv) shares power to dispose or to direct the disposition of.

                    Columbia Saville Investors, L.P. owns 0 Ordinary Shares.

                    Columbia Saville Ireland Investors, L.P. owns 0 Ordinary Shares.

                    Columbia Capital Corporation is the general partner of each of Columbia Saville Investors, L.P and Columbia Saville Ireland Investors, L.P. and exercises voting and dispositive control over all shares held by such entities.

                    Mr. Blow owns 1,203,718 Ordinary Shares, which represents 6.7% of the outstanding Ordinary Shares of the Company. This includes 58,181 shares held by The Goodlett Foundation, of which Mr. Blow is the sole trustee. Mr. Blow exercises sole voting and dispositive power with respect to these shares.

                    Mr. Kington owns 453,599 Ordinary Shares, which represents 2.5% of the outstanding Ordinary Shares of the Company. This includes 30,000 shares held by The Kington Foundation, of which Mr. Kington is the sole trustee. Mr. Kington exercises sole voting and dispositive power with respect to these shares.

                    Mr. Mixer owns 1,281,099 Ordinary Shares, which represents 7.1% of the outstanding Ordinary Shares of the Company. This includes 40,287 shares held by the Trimex Foundation, of which Mr. Mixer is the sole trustee. Mr. Mixer exercises sole voting and dispositive power with respect to these shares.

CUSIP NO.  805174 10 9                13G                   Page 5 of 7 Pages


                    Mr. Murray owns 1,281,100 Ordinary Shares, which represents 7.1% of the outstanding Ordinary Shares of the Company. This includes 57,553 shares owned by The James B. and Bruce R. Murray, Jr. Foundation, of which Mr. Murray is the sole trustee. Mr. Murray exercises sole voting and dispositive power with respect to these shares.

                    Mr. Warner owns 1,308,600 Ordinary Shares, which represents 7.2% of the outstanding Ordinary Shares of the Company. Mr. Warner exercises sole voting and dispositive power with respect to these shares.

                    Messrs. Blow, Kington, Mixer, Murray and Warner are affiliated with Columbia Saville Investors, L.P. and Columbia Saville Ireland Investors, L.P. and share investment control of the shares held by such entities and may be deemed to beneficially own such shares. However, each of Messrs. Blow, Kington, Mixer, Murray and Warner expressly disclaims beneficial ownership of all such shares, except to the extent of their individual pecuniary interest therein.

                    This report shall not be deemed an admission for purposes of Section 13 or otherwise that any of Messrs. Blow, Kington, Mixer, Murray or Warner is the beneficial owner of the Ordinary Shares owned by Columbia Saville Investors, L.P. or Columbia Saville Ireland Investors, L.P.


Item 5.        Ownership of Five Percent or Less of a Class.
-------        ---------------------------------------------
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities,
               check the following:   ___
                                     /   /
                                     ___

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
-------        ----------------------------------------------------------------
               Not applicable.

CUSIP NO. 805174 10 9                  13G                  Page 5 of 7 Pages



Item 7.        Identification and Classification of the Subsidiary Which
-------        ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company.
               --------
               Not applicable.

Item 8.        Identification and Classification of Members of the Group.
-------        ----------------------------------------------------------
               Not applicable.

Item 9.        Notice of Dissolution of Group.
-------        -------------------------------
               Not applicable.

Item 10.       Certification.
--------       --------------
               Not applicable.


                                     SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                            COLUMBIA SAVILLE INVESTORS, L.P.


      Dated: February 13, 1997              By:/s/ Columbia Capital Corporation
            ------------------                 --------------------------------

                                            Its: General Partner
                                                -------------------------------

                                                By: /s/ Neil P. Byrne
                                                   ----------------------------

                                                Its: Vice President
                                                    ---------------------------

CUSIP NO. 805174 10 9             13G                   Page 7 of 7 Pages







                                            COLUMBIA SAVILLE IRELAND
                                            INVESTORS, L.P.


         Dated: February 12, 1997          By: /s/ Columbia Capital Corporation
               ------------------              --------------------------------

                                           Its: General Partner
                                                -------------------------------

                                                By: /s/ Neil P. Byrne
                                                   --------------------------

                                                Its: Vice President
                                                    -------------------------





         Dated: February 12, 1997           /s/ Robert B. Blow
                -----------------           ---------------------------------
                                            Robert B. Blow


         Dated: February 12, 1997           /s/ Mark Kington
                -----------------           ---------------------------------
                                            Mark Kington


         Dated: February 12, 1997           /s/ David P. Mixer
                -----------------           ---------------------------------
                                            David P. Mixer


         Dated: February 12, 1997           /s/ James B. Murray, Jr.
                -----------------           ---------------------------------
                                            James B. Murray, Jr.


         Dated: February 12, 1997           /s/ Mark Warner
                -----------------           ---------------------------------
                                            Mark Warner